SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                              (Amendment No. __)


                               Pure World, Inc.
------------------------------------------------------------------------------
                              (Name of Issuer)


                    Class A Common Stock, $.01 par value
------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 74622C106
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                               (CUSIP Number)


                               April 7, 2000
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          (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ] Rule 13d-1(b)
      [x] Rule 13d-1(c)
      [ ] Rule 13d-1(d)





CUSIP No.     74622C106                                 13G
           ----------------------

1.    Name of Reporting Person

      Donald G. Drapkin

      I.R.S. Identification No. of Above Person (entities only)



2.    Check the Appropriate Box if a Member of a Group      (a) [   ]
                                                            (b) [ x ]

3.    SEC Use Only



4.    Citizenship or Place of Organization

      USA

5.    Sole Voting Power

      416,400

6.    Shared Voting Power

      N/A

7.    Sole Dispositive Power

      416,400

8.    Shared Dispositive Power

      N/A

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      416,400

10.   Check if the Aggregate Amount in Row 9 Excludes Certain Shares    [   ]

11.   Percent of Class Represented by Amount in Row 9

      5.0%

12.   Type of Reporting Person

      IN



ITEM 1      (a)   NAME OF ISSUER

                  PURE WORLD, INC.

            (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  376 Main Street
                  P.O. Box 74
                  Bedminster, NJ 07921

ITEM 2      (a)   NAME OF PERSON FILING

                  Donald G. Drapkin

            (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                  RESIDENCE

                  35 E. 62nd St.
                  New York, NY 10021

            (c)   CITIZENSHIP

                  USA

            (d)   TITLE OF CLASS OF SECURITIES

                  Common Stock, $.01 par value

            (e)   CUSIP NUMBER

                  74622C106


ITEM 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   [ ] Broker or dealer registered under section 15 of the Act

      (b)   [ ] Bank as defined in section 3(a)(6) of the Act

      (c)   [  ] Insurance company as defined in section 3(a)(19) of the Act

      (d)   [  ] Investment company registered under section 8 of the
                 Investment Company Act of 1940

      (e)   [  ] An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E)

      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

      (h)   [  ] A savings association as defined in section 3(b) of the
                 Federal Deposit Insurance Act

      (i)   [  ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

      (j)   [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

      If this statement is filed pursuant to Rule 13d-1(c), check this box [x]

ITEM 4      OWNERSHIP

      (a)   Amount beneficially owned:

            416,400

      (b)   Percent of class:

            5.0%

      (c)   Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote:   416,400

            (ii) Shared power to vote or to direct the vote: N/A

            (iii) Sole power to dispose or to direct the disposition of:
                                                                   416,400

            (iv) Shared power to dispose or to direct the disposition of: N/A

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON

            N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY

            N/A

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            N/A

ITEM 9      NOTICE OF DISSOLUTION OF GROUP

            N/A

ITEM 10     CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE



      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                April 11, 2000
                                          ------------------------------------
                                                    (Date)


                                              /s/ Donald G. Drapkin
                                          ------------------------------------
                                                   (Signature)


                                                Donald G. Drapkin
                                          ------------------------------------
                                                  (Name/Title)